EXHIBIT 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
North Bay Bancorp:
We consent to the use of our report dated March 15, 2006, with respect to the consolidated balance sheets of North Bay Bancorp as of December 31, 2005, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2005 incorporated herein by reference and to the reference to our firm under the heading “Experts” in the proxy statement-prospectus.
Sacramento, California
March 9, 2007